Exhibit 2.1

ADITIVO AO CONTRATO DE COMPRA E VENDA DE QUOTAS	FIRST AMENDMENT TO THE QUOTA PURCHASE AND SALE AGREEMENT

Esse Primeiro Aditivo ao Contrato de Compra e Venda de Quotas (o “Aditivo”) é celebrado em 28 de outubro de 2015, entre:	This First Amendment to the Quota Purchase and Sale Agreement (the “Amendment”) is entered into on October 28, 2015, by and among:

I. De um lado, doravante designadas, individualmente, “Vendedora” e, em conjunto, “Vendedoras”:	I. On the one side, hereinafter also individually referred to as “Seller” and, jointly, as “Sellers”:

(a) AFFINIA CANADA ULC, sociedade de responsabilidade ilimitada, com sede em Suite 3300, 421-7th Avenue SW, Calgary, Alberta, Canadá, T2P 4K9, inscrita no CNPJ/MF sob o nº 07.046.423/0001-91, neste ato representada por seus representantes infra-assinados (“Affinia Canada”); e	(a) AFFINIA CANADA ULC, an unlimited liability company, with its principal place of business at Suite 3300, 421-7th Avenue SW, Calgary, Alberta, Canada, T2P 4K9, enrolled in CNPJ/MF under No. 07.046.423/0001-91, herein represented by its undersigned representatives (“Affinia Canada”); and

(b) AFFINIA SOUTHERN HOLDINGS LLC, sociedade limitada, com sede em Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, Estados Unidos da América, 19801, inscrita no CNPJ/MF sob o nº 07.046.424/0001-36, neste ato representada por seus representantes infra-assinados (“Affinia Southern”);	(b) AFFINIA SOUTHERN HOLDINGS LLC, a limited liability company, with its principal place of business at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, United States of America, 19801, enrolled in CNPJ/MF under No. 07.046.424/0001-36, herein represented by its undersigned representatives (“Affinia Southern”);

II. De outro lado, como “Compradora”:	II. On the other side, as “Purchaser”:

(c) AUTOPARTNERS PARTICIPAÇÕES S.A., sociedade por ações, com sede na cidade de São Paulo, Estado de São Paulo, na Rua Alvorada, 1.289, conjunto 902, Vila Olímpia, CEP 04550-004, inscrita no CNPJ/MF sob o nº 20.793.033/0001-43, neste ato representada por seus representantes infra-assinados (“Autopartners” ou “Compradora”);	(c) AUTOPARTNERS PARTICIPAÇÕES S.A., a Brazilian corporation (sociedade por ações), with its principal place of business in the city of São Paulo, State of São Paulo, Brazil, at Rua Alvorada, 1.289, conjunto 902, Vila Olímpia, CEP 04550-004, enrolled with CNPJ/MF under No. 20.793.033/0001-43, represented by its undersigned representatives (“Autopartners”);

Cada uma das Vendedoras e Compradora doravante designadas, individualmente, “Parte” e, em conjunto, “Partes”;	Each of the Sellers and Purchaser shall be individually referred to as a “Party” and jointly referred to as “Parties”;

III. E ainda, como “Parte Interveniente Anuente”:	III. As “Intervening Consenting Party”:

(d) AFFINIA AUTOMOTIVA LTDA., a sociedade empresária limitada brasileira, com sede na cidade de Osasco, Estado de São Paulo, Brasil, na Avenida Presidente Médici, 939, Pavilhão C, Jardim Mutinga, CEP 06268-000, inscrita no CNPJ/MF sob o nº 04.156.194/0001-70, neste ato representada por seus representantes infra-assinados (“Automotiva” ou “Sociedade”); e,	(d) AFFINIA AUTOMOTIVA LTDA., a Brazilian limited liability company (sociedade limitada), with its principal place of business in the city of Osasco, State of São Paulo, Brazil, at Avenida Presidente Médici, 939, Pavilhão C, Jardim Mutinga, ZIP Code 06268-000, enrolled in CNPJ/MF under No. 04.156.194/0001-70,herein represented by its undersigned representatives (“Automotiva” or the “Company”); and

(e) AFFINIA GROUP INC., uma Delaware corporation, com sede em Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, Estados Unidos da América, 19801, inscrita no CNPJ/MF sob o nº 07.046.424/0001-36, neste ato representada por seus representantes infra-assinados (“Affinia”).	(e) AFFINIA GROUP INC., a Delaware corporation, with its principal place of business at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, United States of America, 19801, herein represented by its undersigned representatives (“Affinia”).

CONSIDERANDO QUE:	WHEREAS:

(a) em 12 de junho de 2015, as Vendedoras celebraram com Distribuidora Automotiva S.A., CAR Central de Autopeças e Rolamentos Ltda., Auto Norte Distribuidora de Peças Ltda., Cobra Rolamentos e Autopeças Ltda., Sedim – Administração e Participações Ltda., Jorge Cerveira Schertel e Pedro Molina Quaresma (doravante designados como “Acionistas Autopartners”) um Contrato de Compra e Venda de Quotas, para adquirir a totalidade das quotas representativas de 100% (cem por cento) do capital social da Sociedade (“Contrato”);	(a) on June 12, 2015, the Sellers entered into with Distribuidora Automotiva S.A., CAR Central de Autopeças e Rolamentos Ltda., Auto Norte Distribuidora de Peças Ltda., Cobra Rolamentos e Autopeças Ltda., Sedim – Administração e Participações Ltda., Jorge Cerveira Schertel e Pedro Molina Quaresma (jointly the “Autopartners Shareholders”) Quota Purchase and Sale Agreement, to acquire all the quotas representing one hundred percent (100%)of the corporate capital of the Company (“Agreement”);

(b) em 25 de setembro de 2015, os Acionistas Autopartners cederam no todo o Contrato para a Autopartners, conforme facultado na Cláusula 10.3 do Contrato, permanecendo, no entanto, solidariamente responsáveis pelas obrigações previstas no Contrato;	(b) On September 25th, 2015, the Autopartners Shareholders assigned in whole the Agreement to Autopartners, as permitted in Section 10.3 of the Agreement, remaining, nevertheless, jointly and severally liable for all obligations set forth in the Agreement;

(c) em 25 de setembro de 2015, as Partes tiveram conhecimento da instauração pelo CADE do Processo Administrativo nº 08700.004629/2015-38 (“Processo”), no qual a Sociedade, Affinia Group Participações Ltda., Dana Indústrias Ltda, Dana Corp, Magneti Marelli Cofap Fabricadora de Peças Ltda., Magneti Marelli Cofap Autopeças Ltda., Tenneco Automotive Brasil Ltda. e algumas pessoas físicas associadas a tais sociedades estão sob investigação para apurar eventual violação dos artigos 20, incisos I a IV, e 21, incisos I, III e X, da Lei nº 8.884/94, bem como art. 36, incisos I a IV c/c seu § 3º, inciso I, alíneas “a”, “b”, “c” e “d” e VIII da Lei nº 12.529/2011, na forma do artigo 69 e seguintes da Lei nº 12.529/2011; and	(c) on September 25, 2015, the Parties became aware of the CADE Administrative Procedure No. 08700.004629/2015-38 (“Procedure”), in which the Company, Affinia Group Participações Ltda., Dana Indústrias Ltda, Dana Corp, Magneti Marelli Cofap Fabricadora de Peças Ltda., Magneti Marelli Cofap Autopeças Ltda., Tenneco Automotive Brasil Ltda. and certain individuals related to these companies are under investigations to attest possible violation to article 20, items I through IV, and article 21, items I, III and X, of Law No. 8.884/94, as well as article 36, item I through IV c/c its paragraph 3, item I, sub-items “a”, “b”, “c”, and “d”, and item VIII of Law No. 12.529/2011, as provided for in article 69 and following articles of Law No. 12.529/2011; and

(d) em decorrência do Processo e as suas potenciais decorrências, as Partes resolvem alterar o Contrato, conforme previsto no presente instrumento.	(d) as a result of the initiation of the Procedure and the potential consequences deriving therefrom, the Parties have agreed to amend the Agreement, as provided for herein.

POSTO ISSO, em virtude das premissas, obrigações e compromissos mútuos aqui estabelecidos, as Partes acordam o seguinte:	NOW, THEREFORE, in consideration of the mutual assumptions, covenants and agreements contained herein, the Parties agree as follows:

I. DEFINIÇÕES	I. DEFINITIONS

1.1 Todos os termos em letras maiúsculas não expressamente definidos ou alterados pelo presente Aditivo terão os significados previstos no Contrato.	1.1 All capitalized terms not expressly defined or amended by this Amendment shall have the same meaning ascribed to them in the Agreement.

1.2. Alterações e inclusões. Pelo presente Aditivo, as Partes concordam em alterar a definição de “Balanço Patrimonial” e incluir novas definições para os termos “Agente de Depósito”, “Contrato de Depósito”, “Custos Relacionados” e “Recursos Depositados” à Cláusula 1.1 do Contrato:	1.2. Amendments and inclusions. By means of this Amendment, the Parties agree to amend the definition of “Balance Sheet” and include new definitions for the terms “Escrow Agent”, “Escrow Agreement”, “Escrow Amounts”, and “Related Costs” to Section 1.1 of the Agreement:

1.1. Termos Definidos. (...) (...) “Balanço Patrimonial” significa o balanço patrimonial da Automotiva de 31 de outubro de 2015.	1.1 Certain Defined Terms. (…) (…) “Balance Sheet” means the Automotiva’s balance sheet of October 31, 2015.

“Agente de Depósito” significa Banco do Brasil S.A.	“Escrow Agent” means Banco do Brasil S.A.

“Contrato de Depósito” significa o contrato a ser celebrado em 29 de outubro de 2015 com o Agente de Depósito para regrar o depósito, aplicação e resgate dos Recursos Depositados.

“Recursos Depositados” significam os valores depositados sob a custódia do Agente de Depósito, conforme previsto na Cláusula 2.3 (a) (iii) do Contrato.

“Escrow Agreement” means the agreement to be executed on October 29, 2015 with the Escrow Agent regarding deposit, investment and withdrawal of the Escrow Amounts.

“Escrow Amounts” mean the amounts in escrow under custody of the Escrow Agent, as stated in Section 2.3 (a) (iii) of the Agreement.

“Custos Relacionados” significam (i) quaisquer custos e/ou despesas relacionadas ao depósito dos Recursos Depositados junto ao Agente de Depósito, nos termos do Contrato de Depósito, incluindo quaisquer remunerações devidas ao esse último; e (ii) quaisquer honorários advocatícios correspondentes à representação da Sociedade e/ou de qualquer pessoa física associada à Sociedade em relação ao Processo.

“Related Costs” means (i) any costs and/or expenses relating to the deposit of the Escrow Amounts with the Escrow Agent, under the Escrow Agreement, including any remuneration owed to the latter; and (ii) any attorney fees related to the representation of the Company and/or any individual related to the Company in connection with the Procedure.

II. DEPÓSITO	II. ESCROW

2.1 Em decorrência de eventuais penalidades que poderão ser aplicadas pelo CADE com relação ao Processo, as Partes concordam em contratar um Agente de Depósito que deverá manter os Recursos Depositados em custódia até que seja arbitrado o valor das multas imputáveis à Sociedade e aos Srs. Jorge Cerveira Schertel, Antonio Carlos de Paula e Sergio Mattar Montagnoli, dentre quaisquer outros, se existentes, conforme previsto no Considerando (c) deste Aditivo. Dessa forma, a redação da Cláusula 2.3 (a).ii é alterada, sendo ainda incluídas as Cláusulas 2.3 (a).iii, 2.3.1, 2.3.1.i, 2.3.1 .ii, 2.3.1.iii e 2.3.1.1 no Contrato:	2.1 As a result of the possible fines that may be assessed by CADE in connection with the Procedure, the Parties agree to hire an Escrow Agent that shall maintain the Escrow Amounts under custody until the amount of these fines applicable to the Company and Messrs Jorge Cerveira Schertel, Antonio Carlos de Paula and Sergio Mattar Montagnoli, among others, if any, as stated in Whereas (c) of this Amendment. Therefore, the wording of Section 2.3 (a).ii is amended, and Sections 2.3 (a).iii, 2.3.1, 2.3.1.i, 2.3.1 .ii, 2.3.1.iii and 2.3.1.1 are further included in the Agreement:

2.3. (...)

(a) (...)

i. (...)

ii. No Fechamento, a Compradora, mediante consulta às Vendedoras celebrará um contrato de câmbio com uma instituição financeira brasileira autorizada, para realizar o pagamento às Vendedoras, à conta ou às contas indicadas à Compradora por escrito pelas Vendedoras, de um valor equivalente ao (a) Preço de Aquisição Base mais (b) o valor, se houver, dos Lucros Intermediários Estimados ou menos (c) o valor, se houver, do Prejuízo Intermediário Estimado, menos (d) o valor, se houver, do Ajuste de Reclamação, (o “Preço de Aquisição Estimado”) e menos (e) os Recursos Depositados, conforme definido abaixo. A Compradora fornecerá às Vendedoras cópias dos contratos de câmbio celebrados para o pagamento do Preço de Aquisição Estimado.

2.3. (...)

(a) (...)

i. (...)

ii. At the Closing, Purchaser shall execute with consultation with Sellers the foreign exchange agreement with an authorized Brazilian financial institution for the payment to the Sellers, to the account or accounts designated to Purchaser in writing by the Sellers, an amount equal to (a) the Base Purchase Price plus (b) the amount, if any, of the Estimated Interim Profits or minus (c) the amount, if any, of the Estimated Interim Losses and minus (d) the amount, if any, of the Estimated Claim Adjustment (the “Estimated Purchase Price”), minus (e) the Escrow Amount, as defined below. Purchaser shall provide the Sellers with copies of the foreign exchange agreements executed for the payment of the Estimated Purchase Price.

iii. No Fechamento, a Compradora depositará na conta corrente de titularidade da Compradora junto ao Agente de Depósito o valor de R$71.000.000,00 (setenta e um milhões de reais) (“Recursos Depositados”), que deverá ser liberado à Compradora e/ou às Vendedoras, conforme previsto na Cláusula 2.3.1 abaixo e no Contrato de Depósito.

iii. At Closing, Purchaser shall deposit, in a bank account held by Purchaser before the Escrow Agent the amount of seventy one million reais (R$ 71,000,000.00) (“Escrow Amounts”), which shall be released to Purchaser and/or Sellers as provided in Section 2.3.1 below and in the Escrow Agreement.

2.3.1. Recursos Depositados. Os Recursos Depositados serão depositados junto ao Agente de Depósito, conforme o Contrato de Depósito, cuja cópia constitui o Anexo 2.3.1 e serão liberados no momento em que uma ou demais hipóteses a seguir sejam satisfeitas, desde que: (a) a Sociedade e os Srs Jorge Cerveira Schertel, Antonio Carlos de Paula e Sergio Mattar Montagnoli negociem para resolver o Processo com o CADE, nos termos do artigo 85 da Lei nº 12.529/2011 e artigos 179 a 196 da Resolução CADE nº 01/2012 (o “Acordo com o CADE”); (b) a Sociedade seja a primeira da lista de pessoas jurídicas envolvidas no Processo a negociar o Acordo com o CADE, cuja condição se presume satisfeita baseada no Anexo I ao presente; (c) a Sociedade seja representada por Pinheiro Neto Advogados durante a negociação do Acordo com o CADE; e (d) as Vendedoras sejam capazes de demonstrar de forma satisfatória que os 3 (três) indivíduos mencionados acima estão cooperando com o CADE de forma a possibilitar a implementação do Acordo com o CADE. No contexto das negociações do Acordo com o CADE:

2.3.1. Escrow Amounts. The Escrow Amounts will be deposited with the Escrow Agent, pursuant to the Escrow Agreement, copy of which is Exhibit 2.3.1, and will be released upon satisfaction of one or more of the following events, provided that: (a) the Company and Messrs Jorge Cerveira Schertel, Antonio Carlos de Paula and Sergio Mattar Montagnoli engage in negotiations to settle the Procedure with CADE pursuant to article 85 of Law No. 12,529/2011 and articles 179 through 196 of Resolution CADE No. 01/2012 (the “Settlement with CADE”); (b) the Company is the first to negotiate the Settlement with CADE, which condition is presumed to have been met based on Exhibit I hereto; (c) the Company is represented by Pinheiro Neto Advogados in the negotiation of the Settlement with CADE; and (d) Sellers are able to satisfactorily demonstrate that the three (3) individuals mentioned above are cooperating with the CADE so as to enable the Settlement with CADE. In the context of the Settlement with CADE negotiations:

i. caso o CADE: (a) confirme que o valor da contribuição será calculado com base no faturamento da Sociedade correspondente no segmento do mercado relevante de amortecedores automotivos; e (b) que as condições definidas na Cláusula 2.3.1 acima tenham sido satisfeitas, mas não chegue a uma decisão final quanto ao valor efetivo da multa, o montante equivalente a R$49.000.000,00 (quarenta e nove milhões de reais), acrescida de rendimentos, deverá ser imediatamente liberado às Vendedoras e o valor remanescente, acrescido de rendimentos, permanecerá mantido a título de Recursos Depositados até uma decisão final a respeito do valor definitivo da contribuição, que se traduzirá na homologação do Acordo com o CADE. Todos e quaisquer Custos Relacionados, incluindo os pagamentos conjuntamente autorizados pelas Partes nos termos deste instrumento devidos pela pela Sociedade ou quaisquer das citadas 3 (três) pessoas físicas, ou quaisquer outras, ao CADE em decorrência das multas aplicadas e contribuições negociadas no âmbito do Processo, serão cursados mediante a utilização dos Recursos Depositados, com a expressa exclusão de quaisquer outros; e/ou

i. in the event CADE (a) confirms that the contribution shall be calculated based on the Company’s revenues associated with the relevant market of automotive shock absorbers; and (b) the conditions set forth in Section 2.3.1 above are met, but a final decision on the actual amount of the fine amount is not reached, an amount of forty nine million reais (R$ 49,000,000.00), together with accrued interest, shall be immediately released to the Sellers and the remaining amount, together with accrued interest, will be kept in as Escrow Amount until a final decision on the final value of the contribution, which will be reflected in the Settlement with CADE’s homologation. Any and all Related Costs, including any payment to be jointly approved by the Parties as foreseen hereunder that become due and payable by the Company or by any of the three (3) individuals or any others in favor of CADE as a result of the penalty imposed or contributions negotiated under the Procedure shall be settled with the proceeds of the Escrow Amounts, to the exclusion of any and all others; and/or

ii. após a determinação do CADE sobre o valor efetivo da penalidade atribuível à Sociedade e caso tal valor seja inferior ao saldo então existente dos Recursos Depositados (tanto a totalidade dos Recursos Depositados ou qualquer montante reduzido nos termos da Cláusula 2.3.1(i) acima), após homologação do Acordo com o CADE, a diferença entre tais valores deverá ser imediatamente liberada às Vendedoras; e/ou

ii. upon determination by CADE of the actual fine applicable to the Company and if such amount is lower than the then existing balance of the Escrow Amounts (either the full Escrow Amounts or any reduced amount under the provisions of Section 2.3.1(i) above), the difference between such amounts, upon homologation of the Settlement with CADE shall be immediately released to Sellers; and/or

iii. quaisquer valores relacionados aos Recursos Depositados não liberados às Vendedoras, nos termos das Cláusulas 2.3.1.i e/ou 2.3.1.ii acima e/ou em decorrência de quaisquer determinação ou penalidades atribuídos pelo CADE na hipótese de insucesso na implementação do Acordo com o CADE pela Sociedade e/ou as 3 (três) pessoas físicas ou quaisquer outros, se aplicável, incluindo por força do não cumprimento com o disposto no caput da Cláusula 2.3.1, serão liberados à Compradora.

iv. na hipótese de venda da Affinia Group Holdings Inc. (“Affinia”) para MANN+HUMMEL HOLDING GMBH (“MANN+HUMMEL”), conforme regrado pelo Plan of Merger celebrado em 13 de agosto de 2015 entre Affinia, Mann+Hummel e M&H Sub 2015 Inc. (o “Merger Agreement”), ou referida alienação seja iminente, as Vendedoras poderão determinar que quaisquer Recursos Depositados devidos às Vendedoras nos termos do presente Contrato sejam diretamente creditados em favor do Agente de Pagamento, conforme previsto e definido no Merger Agreement; desde que a parcela a ser liberada dos Recursos Depositados ao Agente de Pagamento seja em igual valor àquela que seria liberada caso o pagamento fosse feito diretamente aos Vendedores.

iii. any amounts related to the Escrow Amounts not released to Sellers under Sections 2.3.1.i and/or 2.3.1.ii above and/or as a result of any assessments or penalties by CADE in case of failure of the Company and/or of the three (3) individuals or any others, if any, to implement a Settlement with CADE including on account of any non-compliance of the provisions of Section 2.3.1, shall be released to Purchaser.

iv. if, while any Escrow Amounts remain with the Escrow Agent, Affinia Group Holdings Inc. (“Affinia”) is sold to Mann+Hummel Holding GmbH (“Mann+Hummel”) pursuant to the Agreement and Plan of Merger dated as of August 13, 2015 among Affinia, Mann+Hummel and M&H Sub 2015 Inc. (the “Merger Agreement”), or such sale is imminent, Sellers may direct that any Escrow Amounts otherwise payable to Sellers in accordance with the provisions of this Agreement shall be paid directly to the Paying Agent under and as defined in the Merger Agreement; provided that the Escrow Amount to be released to the Paying Agent is of the exact same amount that would be released to Sellers directly.

2.3.1.1. As Partes concordam em notificar conjuntamente o Agente de Depósito por escrito para determinar a liberação dos Recursos Depositados (ou parte deles) em até 5 (cinco) dias contados da ocorrência de qualquer uma das hipóteses previstas na Cláusula 2.3.1 acima, nos termos do Contrato de Caução. As Vendedoras reconhecem que as obrigações de pagamento da Compradora serão consideradas como cumpridas pela celebração e apresentação da necessárias notificações de liberação nos termos deste Contrato, independentemente do prazo para efetivação da liberação e crédito dos Recursos Depositados para a Vendedora ou para o Agente de Pagamento, conforme o caso, pelo Agente de Depósito.

2.3.1.1 The Parties undertake to jointly notify in written format the Escrow Agent determining the release of the Escrow Amounts (or a portion thereof) within five (5) days counted from the occurrence of any of the events provided for in Section 2.3.1 above, according to the terms of the Escrow Agreement. The Sellers recognize that the payment obligations of the Buyer shall be considered fulfilled upon execution and submission of the relevant release notifications to the Escrow Agent, as provided for in this Agreement, regardless of the timing for actual release and credit of the Escrow Amounts either to Seller or to the Paying Agent, as the case may be, by the Escrow Agent itself.

2.2 Resta expressamente acordado entre as Partes que as Vendedoras não serão chamadas pela Compradora e/ou seus acionistas, direto ou indiretos, a desembolsar quaisquer recursos adicionalmente aos Recursos Depositados que se façam porventura necessários à satisfação de quaisquer obrigações relacionadas ao Processo. Dessa forma, as Partes reconhecem que o desembolso máximo que a Compradora poderá exigir das Vendedoras com relação à investigação e/ou os fatos abrangidos pelo Processo está limitada ao montante dos Recursos Depositados, não cabendo recurso adicional contra as Vendedoras, em juízo ou fora dele.	2.2 It is hereby expressly agreed by the Parties that the Sellers shall not be called by Purchaser and/or its, direct or indirect, shareholders to disburse any other amounts in addition to the Escrow Amounts that may be eventually required to settle any obligations related to the Procedure. Therefore, the Parties acknowledge that the maximum disbursement amount that Purchaser may require from Sellers with respect to the investigation and/or any facts covered by the Procedure is limited to the Escrow Amounts, with no further remedy or resource against Sellers, in court or our-of-court.

2.3. As Vendedoras terão total discricionariedade para direcionar as tratativas negociais tendentes à implementação do Acordo com o CADE, contanto que o Acordo com o CADE resulte exclusivamente no pagamento de penalidades pecuniárias e que nenhuma condição de qualquer natureza seja imposta à Sociedade com relação ao seu envolvimento em quaisquer negócios ou restrinja, de qualquer maneira, as atividades da Sociedade, sem prejuízo da prerrogativa assegurada à Compradora de consultar as Vendedoras e seus assessores legais sobre as tratativas negociais em curso.	2.3. The Sellers shall have full discretionary powers to direct, negotiate and implement any such Settlement with CADE provided that such Settlement with CADE results exclusively in the payment of monetary penalties and that no conditions of any nature are imposed to the Company in relation to its engagement in any business, or restrict, by any means, the activities of the Company, notwithstanding the prerogative of Purchaser to consult Sellers and their counsel as to conduct and progress of the negotiations.

2.4 Os Vendedores declaram (i) não ter conhecimento de nenhum fato, documento, informação ou circunstância referente ao Processo que, se divulgados à Compradora, poderiam ter afetado com a decisão do Companhia em concordar com o montante sendo retido em decorrência do Contrato de Depósito (i.e. os Recursos Depositados) e os montantes a serem liberados aos Vendedores na forma da Cláusula 2.3.1(i) do Contrato; (ii) os honorários advocatícios correspondentes à representação da Sociedade e/ou de qualquer pessoa física associada à Sociedade em relação ao Processo em nenhuma hipótese será superior a R$ 500.000,00; e (iii) a liberação dos Recursos Depositados nos termos da Cláusula 2.3.1(iv) do Contrato é permitida pela Lei Aplicável.	2.4 The Sellers declare that (i) they have no knowledge of any fact, document, information or circumstance regarding the Procedure that, if disclosed to Buyer, could have affected it decision to agree to the amounts being withheld as result of the Escrow Agreement (i.e. the Escrow Amounts) and the amounts to be released to Sellers under Section 2.3.1(i) of the Agreement; (ii) any attorney fees related to the representation of the Company and/or any individual related to the Company in connection with the Procedure will be, under no circumstances, greater than R$ 500,000.00; and (iii) the release of the Escrow Amounts to the Paying Agent, as provided for in Section 2.3.1(iv) of the Agreement is permitted under the Applicable Law.

2.5. Fica expressamente ressalvado o direito de regresso às Vendedoras, ou à sucessora destas, de buscar compensação financeira contra o Sr Jorge Cerveira Schertel, em juízo ou fora dele, com relação aos prejuízos ensejados por atos ou omissões cuja prática venha a restar comprovada no curso do Procedimento.

2.6. Unicamente para fins de agilização da abertura da conta garantia junto ao Agente de Depósito, as Vendedoras nomeiam WIX Filtros do Brasil Ltda., sociedade limitada, com sede na cidade de São Paulo, Estado de São Paulo, na Alameda Ribeirão Preto, nº 130, 3º andar, conjunto 31, Bela Vista, CEP 01331-000, inscrita no Cadastro Nacional da Pessoa Jurídica do Ministério da Fazenda (CNPJ/MF) sob nº 22.268.069/0001-33 9 (“Wix Brasil”), para constar do Contrato de Depósito como legitimada a firmar, juntamente com Autopartners, quaisquer instruções de aplicação e saque dos recursos ali depositados. A exclusivo critério das Vendedoras, tão logo a documentação exigida pelo Agente de Depósito tenha sido a ele disponibilizada, a Affinia Canada poderá solicitar a substituição da Wix Brasil, hipótese em que a própria Affinia Canada, juntamente com Autopartners, passará a firmar as referidas instruções de aplicação e saque dos referidos recursos.

2.5. It is hereby assured the right of recourse by Sellers or their successors to seek financial compensation against Mr. Jorge Cerveira Schertel, in court or out-of-court, with respect to the damages proved during the Procedure to have been caused by their acts or omissions.

2.6. Solely for purposes of expediting the opening up of the escrow account with the Escrow Agent, Sellers hereby appoint WIX Filtros do Brasil Ltda., limited company, with headquarters in the city of São Paulo, state of São Paulo, at Alameda Ribeirão Preto, No. 130, 3rd floor, suite 31, Bela Vista, CEP 01331-000, enrolled in CNPJ/MF under number 22.268.069/0001-33 9 (“Wix Brasil”), which, under the Escrow Agreement, shall, acting jointly with Autopartners, be legitimized to instruct the investment and withdrawal of funds deposited therein. At the sole discretion of Sellers, as soon as the relevant documents have been furnished to the Escrow Agent, Affinia Canada may ask for replacement of Wix Brasil, in which case Affinia Canada itself shall theretofore execute, together with Autopartners, any such investment and withdrawal instructions with regard to the funds deposited therein.

III. FECHAMENTO	III. CLOSING

3.1 Em virtude do Processo e das disposições contidas neste Aditivo, as Partes concordam em postergar a data de Fechamento para 30 de outubro de 2015, dessa forma alterando a redação da Cláusula 3.2 do Contrato:	3.1 Due to the Procedure and the covenants contained in this Amendment, the Parties agree to postpone the Closing to October 30th, 2015, therefore amending Section 3.2 of the Agreement:

3.2. Data e Local do Fechamento. O Fechamento ocorrerá em 30 de outubro de 2015 (exceto pelas condições que por sua natureza devam ser cumpridas ou renunciadas na Data de Fechamento), às 10h00m, no escritório do Pinheiro Neto Advogados, na Rua Hungria, 1100, na cidade de São Paulo, Estado de São Paulo, Brasil, ou em outro local e/ou data previamente acordados por escrito pela Compradora e pelas Vendedoras (“Data de Fechamento”).

3.2 Date and Place of Closing. The Closing shall take place on October 30 2015 (other than those conditions that by their nature are to be satisfied or waived on the Closing Date), at 10:00 am, at the offices of Pinheiro Neto Advogados, at Rua Hungria, 1100, in the City of São Paulo, State of São Paulo, Brazil, or in any other location and/or time previously agreed upon in writing by the Purchaser and the Sellers (the “Closing Date”).

IV. OUTRAS DISPOSIÇÕES E EFEITO VINCULANTE	IV. OTHER PROVISIONS AND BINDING EFFECT

4.1. Todas as Cláusulas do Contrato que não foram expressamente alteradas por este Aditivo permanecem válidas e vinculativas para as Partes.	4.1. All Sections of the Agreement that were not expressly amended by this Amendment shall remain valid and binding upon the Parties.

V. CONFLITOS	V. DISPUTES

5.1. Resolução de Conflitos. Todo e qualquer conflito, controvérsia e/ou reclamação originado deste Aditivo será dirimido conforme previsto no Capítulo XII do Contrato.

São Paulo, 28 de outubro de 2015

5.1. Dispute Resolution. Any and all dispute, controversy and/or claim arising out of this Amendment shall be resolved as provided for in Chapter XII of the Agreement. São Paulo, October 28, 2015

AFFINIA CANADA ULC

/s/ David E. Sturgess

AFFINIA SOUTHERN HOLDINGS

/s/ David E. Sturgess

AUTOPARTNERS PARTICIPAÇÕES S.A.

/s/ Pedro Molina Quaresma              /s/ Jorge Cerveira Schertel

AFFINIA AUTOMOTIVA LTDA.

/s/ Sérgio Hemmel Hessel              /s/ Jorge Cerveira Schertel

AFFINIA GROUP INC.

/s/ David E. Sturgess

Anexo 2.3.1 – Contrato de Depósito	Exhibit 2.3.1 – Escrow Agreement